Exhibit 23.3
RP® financial, lc.

Serving the Financial Services Industry Since 1988
September 9, 2009
Boards of Directors
Northwest Bancorp, MHC
Northwest Bancorp, Inc.
Northwest Savings Bank
100 Liberty Street
Warren, Pennsylvania 16365
Members of the Boards:
     We hereby consent to the use of our firm’s name in the Form AC Application for Conversion for Northwest Bancorp, MHC, and in the Form S-1 Registration Statement for NW Financial, Inc, in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of NW Financial, Inc.
Sincerely,
RP FINANCIAL, LC.

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